Exhibit 4.1

AMENDMENT NO. 1

TO THE

AMENDED AND RESTATED TRUST AGREEMENT

OF

PERMROCK ROYALTY TRUST

This Amendment No. 1 to the Amended and Restated Trust Agreement (this “Amendment”) of PermRock Royalty Trust (the “Trust”), is made and entered into effective as of May 4, 2022, by the undersigned Trustee of the Trust (the “Trustee”), after receiving approval of the unitholders of the Trust.

W I T N E S S E T H :

WHEREAS, on May 4, 2022, the unitholders of the Trust voted to approve an amendment to that certain Amended and Restated Trust Agreement of the Trust dated as of May 4, 2018 (the “Trust Agreement”) with respect to the requirements to serve as successor trustee;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and in the Trust Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustee desires to amend the Trust Agreement to reflect the amendments approved by unitholders by amending and restating the third sentence of Section 6.05 as follows:

“Any successor to the Trustee shall be a state or national bank or trust company domiciled in the United States which has a capital, surplus and undivided profits (as of the end of its last fiscal year prior to its appointment) of at least $20,000,000.”

[Signature Page Follows]

IN WITNESS WHEREOF, the Trustee has executed this Amendment as of the day and year first above written.

TRUSTEE:

SIMMONS BANK

By:	/s/ Ron E. Hooper
Name:	Ron E. Hooper
Title:	Senior Vice President, Royalty Trust Management

[Signature Page to

Amendment No. 1 to the

Amended and Restated Trust Agreement]